Exhibit 10.2

Employment Agreement

Agreement effective October 1, 2004, between MapInfo Corporation, One Global View, Troy, New York 12180 ("MapInfo" or "Company"), and James D. Scott ("Scott").

1. EMPLOYMENT AND TERM
1.1

Upon execution of this Employment Agreement (the "Agreement"), it is hereby acknowledged that this agreement and any exhibits hereto, constitute the entire understanding between the parties, and all previously executed employment agreements, together with any addendums previously executed by both parties, are hereby null and void. No waiver or modification of the terms hereof shall be valid unless in writing and signed by both parties and only to the extent therein set forth.

1.2	MapInfo agrees to continue employment of Scott, and he agrees to serve as MapInfo's Vice President of Engineering.
1.3

Scott shall devote his best and full-time efforts to fulfilling his responsibilities to MapInfo. He shall use his individual expertise to the extent possible for effective sales/profit operation of the company, as well as the growth of the business, subject to the control, discretion and approval of the Chief Executive Officer. In the performance of his duties, he shall make his office in the U.S. headquarters of MapInfo.

1.4	Term. The term of this Agreement shall begin on October 1, 2004, and continue until September 30, 2007, unless terminated earlier pursuant to Section 5 below.

2. COMPENSATION AND BENEFITS
2.1

The Company shall pay to Scott a base salary of not less than One Hundred Forty Thousand Dollars ($140,000.00) per annum, in accordance with the standard payroll practices of the Company. During the term of this Agreement, Scott's base salary may be adjusted as approved by the Company Board of Directors.

2.2

While he is employed, Scott will be eligible to earn incentive compensation in accordance with the MapInfo Executive Incentive Compensation Program (hereafter, "MEICP") based on the Company's and Scott's performance during each fiscal year as follows:

2.2.1

An additional Twenty Five Percent (25%) of Scott's annual base salary may be earned per MapInfo's fiscal year (October 1 through September 30), for achieving targeted Company objectives and up to Thirty Five Percent (35%) of base salary will be earned for achieving above targeted objectives as outlined each fiscal year in Scott's approved MEICP. The incentive compensation will be paid in accordance with the schedule which MapInfo publishes each fiscal year; and

	2.2.2	Scott's annual incentive compensation target may be increased from time to time in accordance with the normal business practices of the Company.
2.3

The Company shall reimburse Scott for all reasonable out-of-pocket expenses incurred in connection with the performance of his duties hereunder, payable in accordance with the standard expense account procedures of MapInfo.

2.4

Scott shall be entitled to participate on the same basis, subject to the same qualifications, as other employees of the Company in any disability, pension, life insurance, health insurance, hospitalization and other fringe benefit plans in effect with respect to other employees of the Company, in accordance with the written terms of said plans which shall be controlling.

2.5

If, during the term of this Agreement, Scott has or would have completed a minimum of ten (10) years' service with MapInfo and resigns or is terminated by MapInfo without cause or MapInfo gives notice not to renew the Agreement, Scott may continue his existing healthcare insurance coverage (which will include medical and dental) subject to the conditions set forth below:

	2.5.1	If Scott elects continued healthcare insurance coverage, he shall in writing notify MapInfo of his selection within sixty (60) continuous days of the effective date of his termination.
2.5.2

If Scott timely elects continued healthcare insurance coverage, Scott's cost for coverage will be equal to the lesser of (i) 30% of the applicable COBRA premium charged for similar coverage or (ii) 110% of the cost charged to active employees for similar coverage; provided, however, in no event will Scott's cost for such coverage be greater than 50% of the total employer/employee cost for such coverage.

2.5.3

In the event that Scott's participation in any such plan, program, or arrangement of the Company or successor company is prohibited, the Company or successor company will arrange to provide Scott with benefits substantially similar to those which Scott would have been entitled to receive under such plan, program, or arrangement, for the same period that MapInfo or the successor company provides healthcare insurance benefits to active employees.

2.6

At the expiration of this Agreement (September 30, 2007), the Agreement will automatically extend for a period of one year, unless MapInfo gives timely notice of non-renewal as stated below. If a party intends not to renew this Agreement upon its expiration, that party will give the other party one year's advance written notice (by September 30, 2006). If either the Company or Scott decide not to renew the employment relationship, Scott shall be paid as severance pay an amount equal to his highest annual remuneration (consisting of base salary and actual incentive compensation) during the immediate preceding five (5) years. Receipt of this severance payment shall be contingent upon Scott's execution of a General Release substantially in the format attached hereto as Exhibit "A."

3. INTELLECTUAL PROPERTY, CONFIDENTIAL INFORMATION AND NON-COMPETITION
Scott reaffirms his previously executed attached Employee Intellectual Property, Confidential Information and Non-Competition Agreement.

4. IRREPARABLE INJURY
4.1

Both parties hereto recognize that the services to be rendered by Scott during the term of his employment are special, unique and of extraordinary character, and Scott acknowledges that any violation by him of Section 3 of this Agreement may cause the Company irreparable injury.

4.2

In the event of a breach or threatened breach by Scott of the provisions of said Section 3, MapInfo shall be entitled to an injunction restraining Scott from violating the terms thereof, and from providing any confidential information to any person, firm, corporation, association or other entity, whether or not Scott is then employed by, or an officer, director, or owner thereof.

4.3	Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery of damages from Scott.

5. EARLY TERMINATION

Definitions for purposes of this Agreement:

          "Cause" shall be defined and limited to (i) the willful and continued failure by Scott to substantially perform his duties hereunder (other than any such failure resulting from Scott's incapacity due to physical or mental illness), or (ii) conviction for any crime other than simple offenses or traffic offenses; (iii) breach of Scott's fiduciary responsibilities to the Company; (iv) conduct reflecting moral turpitude; (v) commission of fraud, embezzlement, theft or misappropriation of Company funds or property, or gross misconduct in Scott's dealings with or on behalf of the Company; (vi) violation of federal securities laws; and/or (vii) breach of any duty of confidentiality owed the Company.

          "Change in Control of the Company" shall mean an acquisition (directly or indirectly) resulting in more than 50% of the Company's voting stock or assets being acquired by one or more entities that thereby gain management control of the Company. This section shall govern in case of any conflict between the wording of this Agreement and the wording of the plan under which any stock options were granted to Scott.

          "Good Reason" shall mean a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after Scott has given written notice of such noncompliance to the Company.

          "Notice of Termination" shall mean a written notice to the other party that Scott is terminating or to be terminated for one of the reasons set forth in this Agreement.

5.1	Scott's employment hereunder may be terminated prior to the Contract Expiration Date under any one of the following circumstances:
	5.1.1	the death of Scott;
	5.1.2	a mental, physical or other disability or condition of Scott which renders him incapable of performing his obligations under this Agreement for a period of three (3) consecutive months;
	5.1.3	by Scott for either (i) Good Reason or (ii) a Change in Control of the Company;
	5.1.4	by the Company for Cause.
5.2	Any termination of Scott's employment by the Company or by Scott shall be communicated by written Notice of Termination to the other party hereto.
5.3	"Date of Termination" shall mean:
	5.3.1	if Scott's employment is terminated by his death, the date of his death;
5.3.2

if Scott's employment is terminated by reason of the event specified in subsection 5.1.2. above, sixty (60) days after Notice of Termination is given (provided that Scott shall not have returned to the performance of his duties on a full-time basis during such sixty-day (60) period);

	5.3.3	if Scott's employment is terminated for Cause pursuant to subsection 5.1.4. above, the date the Notice of Termination is given or later, if so specified in such Notice of Termination; and
	5.3.4	if Scott's employment is terminated for any other reason, the date on which a Notice of Termination is given.
5.4

If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date fixed, either by arbitration award or by a final judgment, order or decree of a court of competent jurisdiction.

6. COMPENSATION UPON EARLY TERMINATION OR DISABILITY
6.1

During any period that Scott fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("disability period"), Scott shall continue to receive his full base salary at the rate then in effect for such period until his employment is terminated pursuant to 5.1.2 above, provided that payments so made to Scott during the disability period shall be reduced by the sum of the amounts, if any, payable to Scott at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment.

6.2	If Scott's employment is terminated by his death, the Company shall have no further payment obligations to Scott other than those arising from his employment prior to his death.
6.3

If Scott's employment shall be terminated for Cause, the Company shall pay Scott his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and any incentive compensation earned under Section 2.2 through the Date of Termination. Thereafter, the Company shall have no further obligations to Scott under this Agreement.

6.4

If Scott terminates his employment by resigning, the Company shall pay Scott as severance pay an amount equal to his base salary for a period of six (6) months at the rate in effect when the notice of resignation is given provided Scott executes a General Release substantially in the format of the document attached hereto as Exhibit "A."

6.5	If Scott's employment shall be terminated by MapInfo for reasons other than those specified in Sections 5.1.2, 5.1.3 or 5.1.4 above, then:
6.5.1

MapInfo will pay Scott as severance a lump-sum payment equivalent to his highest annual remuneration (consisting of base salary and actual incentive compensation) achieved during the immediately preceding three-year period;

	6.5.2	the Company shall continue Scott's health and dental insurance coverage for the one year period following the Date of Termination on the same terms as provided to other MapInfo employees; and
	6.5.3	Provision of the above severance payments and benefits shall be contingent upon Scott's execution of a General Release substantially in the format of the document attached hereto as Exhibit "A."
6.6

Upon any change in control of the Company, where Scott is not the surviving Vice President of Engineering, or is offered a position not acceptable to him, then, at his option, his employment shall terminate upon such change in control, and:

6.6.1

the controlling company shall pay Scott as severance a lump-sum payment equivalent to two times his highest annual remuneration (consisting of base salary and actual incentive compensation) achieved during the immediately preceding five-year period;

	6.6.2	the controlling company shall continue Scott's health and dental insurance coverage for two (2) years on the same terms as provided to other company employees; and
	6.6.3	provision of the above severance payments and benefits shall be contingent upon Scott's execution of a General Release substantially in the format of the document attached hereto as Exhibit "A."
6.7

Upon any change in control of MapInfo, all unexpired and unvested options of Scott to purchase common stock of MapInfo shall immediately vest as of the date of such change in control, for such period of time and upon such terms as are provided in the plan under which the stock options were granted.

7. NOTICES

All communications and notices hereunder shall be in writing and either personally delivered or mailed to the party at the address set forth in the records of the company. Notices to MapInfo shall be addressed to the attention of the Chairman of MapInfo Corporation, with a copy to the President and CEO of MapInfo Corporation.

8. SUCCESSORS
8.1

Under this Agreement, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all, or substantially all, of the Company's business and/or assets, will be required to expressly assume and agree to comply with this Agreement in the same manner and to the same extent that the Company would be required to comply as if no such succession had taken place. Failure of the Company (or any successor to its business and/or assets) to obtain such agreement prior to the effectiveness of any such succession shall, at Scott's option to treat it as such, be a breach of this Agreement, except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

8.2

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, administrators, executors, personal representatives, successors and assigns; provided, however, that except as provided in this Section 8, this Agreement may not be assigned by either of the parties hereto. If Scott should die while any amounts would still be payable to him, all such amounts earned, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Scott's designee or, if there be no such designee, to Scott's estate.

9. ARBITRATION
9.1

Except as otherwise provided in Section 4 above, any dispute or claim relating to or arising out of employment with the Company, whether based on contract (including the interpretation of this Agreement), tort, alleged discrimination or harassment under any federal (including the Age Discrimination in Employment Act of 1967), state or local law, alleged whistleblowing, alleged retaliation or otherwise, but not including statutory claims of workplace injury and workers compensation, shall be referred to final and binding arbitration in accordance with the applicable National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") in effect at the time the claim or dispute arose. The AAA Rules can be accessed on the Internet at www.adr.org.

9.2	A party who wants to refer a dispute or claim to arbitration will file a notice to arbitrate with the AAA and simultaneously send a copy of the notice to the other party.
9.3	MapInfo will pay the AAA filing fee. The parties will jointly and in equal shares pay the arbitrator's fees.
9.4

The parties will mutually agree on an arbitrator within fourteen (14) days of the filing of the notice to arbitrate with the AAA. If the parties fail to agree on an arbitrator, an arbitrator will be selected from the list of arbitrators provided by the AAA and in accordance with the AAA's arbitrator-selection rules and procedures.

9.5

The arbitrator will permit each party such discovery as the arbitrator deems appropriate in the circumstances of the claims. In exercising his or her discretion regarding discovery, the arbitrator will be guided by the Federal Rules of Procedure as applied and interpreted by the federal courts in the Second Circuit.

9.6	The arbitration hearing will be held in the Albany metropolitan area (which includes MapInfo's corporate office located in Troy. New York, if the parties so agree).
9.7	The arbitrator shall have the authority to determine the dispute or claim, and may grant any relief authorized by law or as the arbitrator deems just and equitable.
9.8

The arbitrator will issue within twenty-one (21) days of the arbitration hearing a written determination and award which will set forth the arbitrator's findings of fact and conclusions of law in support of the determination and award.

9.9	The parties will accept the arbitrator's determination and award as final and binding.
9.10

Any claim or dispute subject to arbitration shall be deemed waived, and shall be forever barred, if a notice to arbitrate is not filed with the AAA within six (6) months of the date the claim or dispute first arose.

9.11

Scott confirms that he has had up to twenty-one (21) days to consider this waiver of his right to a trial and the courts of the U.S. and also has been informed of his right to revoke this waiver within seven (7) days of executing this Agreement. Scott further confirms he has agreed to this waiver freely and voluntarily

10. GOVERNING LAW AND FORUM

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the choice of law provisions thereof. The parties herein consent to the exclusive jurisdiction of the New York State Supreme Court, County of Rensselaer, or the United States District Court for the Northern District of New York, as may be applicable, for any disputes and claims not subject to arbitration under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date and year first above written.

MAPINFO CORPORATION

_/s/ James D. Scott_________ JAMES D. SCOTT Vice President of Engineering Date:	BY:	_/s/ Mark Cattini______________ MARK CATTINI President & Chief Executive Officer Date: